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                                                        EXHIBIT A
                          NEWS RELEASE
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For Immediate Release                   98-04
October 5, 1998


       Newly Appointed President of Hanover Gold Announces
       Preliminary Drill Results at Virginia City, Montana

     Raymond A. Hanson, the new President and CEO of Hanover Gold Company, Inc. (NASDAQ SmallCap Symbol: "HVGO"), announced high grade drill intercepts on its property near Virginia City, Montana. Core hole 98-5 intercepted 4.5 feet of 0.699 opt Au and 12 opt Ag in the Pacific target area. The high-grade lies within a thicker intercept of 145 feet of 0.075 opt Au and 1.32 opt Ag that extends from 182 feet to 328 feet. Drilling tested the south end of the 100,000 ounce gold resource previously identified under the historic Pacific pit. Hole 98-7, 400 feet to the south, intercepted 47 feet of 0.060 opt Au and 1 opt Ag. Hanson said the preliminary drilling results "show we're on the right track, and although it may be too soon to say, these results justify our drilling plans and are right in line with our expectations."
     Shallow rotary drilling on the Kearsarge target intercepted gold values that include 5 feet of 0.534 opt Au and 0.13 opt Ag at 20 foot depth in hole KSPD-8. Kearsarge intercepts include 100 feet of 0.091 opt Au in KSPD-1 and 100 feet of 0.044 opt Au in KSPD-3. This drilling indicates that significant near-surface mineralization extends south of the previously identified 475,000 ounce gold resource at the Kearsarge.
     Two holes have intercepted the 3000 foot long High Up structure in Hungry Hollow. Drill hole 98-4 intercepted 26 ft of
0.079 opt Au and drill hole 98-2 intercepted 30 ft of 0.044 opt Au. The mineralization and alteration in this structure are similar to that of the Kearsarge resource.
     Core drilling is currently in progress at the Easton mine, the largest historic lode producer in the district. Quartz-sulfide veins with adjacent quartz-sericite-ankerite alteration and stockwork quartz veining have been intercepted over significant widths. Assays are pending. This target has not been previously drilled.
     Hanover Gold has drilled over 5000 feet of core in 14 holes this season. Assay results have been received for 7 of these holes. All but one of the holes has intercepted ore grade mineralization. Targets are being tested along a 2.5 mile long trend of mineralization and favorable alteration. Hanover expects to drill an additional 2,800 feet in 5 more holes. Hanson said further drilling results will be available in about a month.
     In order to better focus the Company's direction, the Board of Directors appointed Raymond A. Hanson as President and CEO effective October 1, 1998. Former president James A. Fish is stepping down for health reasons but will continue to serve as Vice President. Hanson has moved the corporate offices to Spokane to lower expenses and is continuing to renegotiate land payments. William S. Neal, senior geologist, has been appointed to Vice President of Exploration.
     Hanover Gold has consolidated an extensive land position covering the source areas of the rich Alder Gulch placers in the Virginia City mining district, Montana. Placer production from Alder Gulch has been estimated at between 2.5 and 10 million ounces of gold.
     For more information please contact Hanover Gold Company, Inc. at its new address: 15102 E. Indiana Avenue, Spokane, WA 99216; new telephone (509) 891-8817, new fax (509) 891-8901 or e-
mail (hvgo@hanovergold.com)